Exhibit 10.17
English Language Summary

Joint-Offer Letter of Compañia General de Combustibles S.A. and Gran Tierra Energy Argentina S.A. to Energy Consulting Services S.A. dated December 26, 2005.

This letter represents a combined offer with equal production participation by Compañia General de Combustibles S.A. and Gran Tierra Energy Argentina S.A. (“Producers”) to Energy Consulting Services S.A. (“ECS”) with respect to the transaction of natural gas originating in the “El Yacimiento Nacatimbay” area in the Salta Province.

Section 1: Purpose

The Producers will provide natural gas to ECS, which will be acting in its capacity as a natural gas dealer on behalf of third parties and will conform to the provisions stated herein with respect to the natural gas volumes from the “El Yacimiento Nacatimbay” area in the Salta Province designated in Section 3.

Section 2: Term

The term of the offer is January 1, 2006, through March 31, 2006.

Section 3: Volumes

3.1 The Producers agree to sell and deliver and ECS agrees to purchase and receive at the Receiving Places designated in Section 4 during the term of this Offer a daily volume of 40,000 cubic meters of natural gas at or above 9,300 kcal/m3 (or its equivalent volume).

3.2 ECS will name in a timely manner the daily volume of natural gas it requires either itself or through another entity it may designate, which may include one of ECS’s customers. ECS is responsible for coordinating delivery of the natural gas with its customers.

Section 4: Receiving Places

The natural gas will be delivered by the Producers to ECS indiscriminately at either or both Transfer Points No.1 and No. 2 at the entry to the Gasoducto Norte de Transportadora de Gas del Norte S.A. or another Transfer Point that producers may choose with prior approval of the Transporter so long as this choice does not create a greater expense to ECS.

Section 5: Transfer

5.1 The transfer at the Receiving Places will be in accord with the Gas Transport Service Regulation, Decree No. 2457/92. The data reflected in the transfer equipment at the Receiving Places will be definitive and final, except for any transfer errors alleged. Producers will indemnify ECS should ECS incur additional costs or fines by Producers’ transfer error.

5.2 Producers recognize ECS’s plenary rights of inspection, verification and participation in any adjustments or calibrations made to the transfer equipment at the Receiving Places. Producers will indemnify ECS if by fault of Producers ECS must pay additional fees or fines to the Transporter or ENARGAS.

Section 6: Technical Requirements

6.1 The volumes will be corrected at the Receiving Places to meet or exceed standard temperature and pressure requirements and will be expressed in cubic meters equal to 9,300 kcal per metric meter.

6.2 The quality and transfer conditions of the natural gas will be those established in the Gas Transport Service Regulation, Decree No. 2457/92, with the amendments introduced by ENARGAS No. 622/98, or any subsequent amendments.

6.3 The natural gas will be delivered at pressure compatible to system operation.

6.4 Producers will indemnify ECS for any penalty or fine that ENARGAS may assess against ECS for non-complying quality or pressure of the natural gas.

Section 7: Transfer of Title and Risk

7.1 The property and risk of the natural gas will be transferred to ECS when the natural gas has passed the fixed bridle of the connection of the discharge hose between the tanker and the receiving installation at the Receiving Places identified in Section 4.

7.2 In the case of accidents prior to the transfer, Producers will hold ECS harmless with respect to any responsibility for any direct or indirect harm that such an accident could cause Producers or third parties.

7.3 In the case of accident subsequent to transfer, ECS will hold Producers harmless for any direct or indirect harm that such accident could cause to ECS or third parties, so long as Producers have complied with the technical requirements in Section 6.

Section 8: Rates

8.1 The rate for the natural gas subject to this offer will be set at USD 1.40 per million BTUs.

8.2 This rate does not include sales or any other tax, exise or national, provincial or municipal tax, that may apply to the sale or distribution of natural gas and will be added to any invoice for the sale of the natural gas. Any new taxes would also be added to the rate quoted here.

Section 9: Invoicing and Form of Payment

The volumes delivered by Producers and received by ECS will be treated according to the conditions established in this section.

9.1 Invoicing will be monthly and in US dollars.

9.2 ECS will pay the total balance by the last business day following the month of delivery. The day of payment shall be the day the funds become available in Producers’ account.

9.3 The payment shall be made in US dollars in the accounts that Producers will timely designate to ECS. Producers may at their sole option choose to accept Argentine currency equivalent of the dollar balance at the prevailing national exchange rate.

9.4 ECS will earn a commission on all or a part of the volumes delivered by Producers under this offer, performing invoicing services on behalf of Producers, including:
- invoicing its clients on behalf of Producers with whatever due date ECS decides without effect on the due date of ECS’s payments to Producers
- providing a monthly ledger to Producers of liquidated sales minus any commission ECS has earned

9.5 The remaining volume between the total received and the distribution to third parties will be invoiced to ECS.

9.6 It is understood that ECS may not demand any form of commission from Producers other than the price differential between the rate in this offer and the rate that ECS charges its customers.

9.7 ECS will reimburse Producers for all overhead reasonably and directly incurred by Producers for the rate differential that ECS will keep as a commission on sales to third party clients (including the greater amount charged to the clients, which would form the basis for taxes that Producers would have to pay to the Salta province on gross sales).

9.8 Under no circumstances under this offer shall ECS claim any “guaranteed commission” or any reimbursement for any incidental expenses (including any advance transportation or storage costs) related to the natural gas delivered by Producers and ECS’s activities in selling the natural gas to its own clients.

9.9 Notwithstanding section 9.4, ECS is responsible for the accounts of all of its clients and their invoicing, so that all payments to Producers on all invoices - both of ECS and its clients - are due as prescribed in Section 9.

9.10 The parties agree that in order to be bound by the provisions in this Offer all Operations shall be met as described herein, so that:
a) So long as there are no restrictions on monetary transfers from Argentina abroad as of the invoice due date, ECS will settle all invoices in US dollars by bank wire to the foreign bank of which Producers will give ECS notice.
b) In the case where there are such restrictions on foreign transfers but a free market currency system still exists in Argentina, ECS will settle the amount due in the invoice with the Argentine national currency or whatever legal currency Argentina is using at that time by wire transfer to the banking institution of which Producers will give ECS notice. The total balance due will be calculated by multiplying the US dollar amount by the prevailing exchange rate as prescribed by the National Bank of Argentina on the day before the payment due date.

Should there be restrictions on foreign transfers and no free market currency system, ECS shall pay the total amount due in US dollars taking into account any taxes or excises to be paid in any of the following ways:

i) by the purchase in the local currency of any title in public bonds or private stocks (“Eligible Titles”) with a US dollar value equal to the amount due, taking into account any taxes or excises, so that when such shares were transferred and sold in a foreign market their net cash value would equal the invoice amount, or

ii) by the transfer to Producers of the Eligible Titles in an amount such that when sold in a foreign market by Producers, with subtractions for applicable taxes, excises and commissions, its net cash value is US dollars will equal the US dollar invoice amount, or

iii) by the transfer to Producers of Argentine pesos or whatever is the legal currency in Argentina at the time such that ECS can purchase the US dollars invoice amount, taking into account any taxes, excises, or commissions, as calculated by three top rate financial institutions, chosen by the mutual assent of the parties, so that the US currency can be purchased in New York City by noon New York time on the invoice due date, or

iv) by any other existing procedure in Argentina or abroad on the invoice due date that results in the purchase of US dollars proposed by Producers that does not cause the debtor to violate any applicable law.

All taxes, costs, excises, and/or commissions existing in Argentina or abroad on the invoice due date incidental to the transactions referred to above will be borne by ECS. The method employed and the types of Eligible Titles are at the sole option of Producers.

The payment of IVA (aggregated value tax) and any other applicable tax included in the relevant invoice shall be paid in pesos at the exchange rated indicated on the invoice only when the value of the natural gas is paid in US dollars. If the price of the natural gas is not paid in US dollars but in some other national currency in effect on the invoice due date, Producers will give ECS a statement of (i) the currency exchange differential and (ii) all the applicable taxes on said difference, such as the IVA.

9.11 Failure to make a required payment will automatically trigger interest on the balance due at the LIBOR rate as set by The British Bankers Association and published by Reuters LIBOR, plus an additional 6 percentage points. This rate does not include any applicable taxes.

9.12 Should ECS fail to make a payment for more than 30 days, Producers are individually endowed with the power to seek payment from ECS without recourse to any judicial or extrajudicial procedure and without any claim for payment by ECS.

Section 10: Impossibility or Force Majeure

10.1 The definition, reach and effect of Impossibility or Force Majeure shall be those prescribed in the Argentine Civil code (articles 513, 514 et seq.) and those established in the Transport Service Regulations.

10.2 In case of a Impossibility or Force Majeure that renders performance impossible by either party, performance will be suspended during the pendency of the Impossibility or Force Majeure, from the date effective notice is given by either party.

10.3 The situation caused by the Impossibility or Force Majeuere shall be resolved by the noticing party within 3 months of giving notice.

10.4 In addition to the above described, it is established that any restriction, interruption, assignment, redirection, reassignment or stoppage by the competent authorities that prohibit Producers from providing the natural gas described in this offer shall be considered an Impossibility or Force Majeure. Likewise, all events outside of ECS’s will or control that limit or impede ECS’s performance, shall be considered an Impossibility or Force Majeure.

10.5 In the case of any dispute over reach or duration, the dispute shall be submitted to resolution as described in Section 14 of this Offer.

10.6 Once the Impossibility or Force Majeure has disappeared all obligations will resume without recourse by any of the parties for indemnification or damages incurred during the lapsed suspension of performance.

10.7 The party invoking Impossibility or Force Majeure shall give notice of the disappearance of the event invoked.

10.8 Under no circumstances, shall invocation of Impossibility or Force Majeure relieve parties from payment responsibilities during the term of this Offer.

Section 11: Scheduled Maintenance and Operational Problems

11.1 Producers shall have the right to arrange preventive or corrective maintenance that are previously scheduled, which shall not exceed 10 consecutive or alternating days during the term of this agreement. Such maintenance shall be made pursuant to no less than 20 calendar days notice to ECS.

11.2 In the case of unscheduled maintenance of the Producers’ systems, producers shall give timely notice to ECS, indicating in the notice the estimated length of the maintenance to be performed. Producers shall employ its best efforts to mitigate and minimize any consequences of all types of maintenance and intervention at its location.

Section 12: Termination

12.1 Any of the parties can terminate the Offer if the other party were to experience any of the following:

a) Voluntary or involuntary bankruptcy that is not resolved in its first phase.
b) Entering into debt suspension under Law No. 24.522.
c) Failure to make a payment as described in point 9.12 of Section 9 of this Offer.

12.2 The Offer will be completely rescinded without a claim for damages by either party should an Impossibility or Force Majeure last longer than the time prescribed under this agreement, unless Deferred Volumes remained in favor of ECS, in which case Producers may opt to deliver the natural gas from another source or provide compensation for its imported equivalent.

Section 13: Assignment

13.1 The rights and obligations by both Parties under this Offer can be assigned completely or partially to a third party on a permanent or temporary basis by Producers or ECS with the prior assent, which shall not be unreasonably withheld, of the other party.

Section 14: Applicable Law, Disputes and Arbitration

14.1 This Offer shall be interpreted in accordance with the laws of the Republic of Argentina and will be subject to those laws.

14.2 In the case of any dispute over the interpretation or application of the agreed terms or conditions that cannot be resolved through negotiation between the parties, the dispute shall have its final resolution decided in accordance with the arbitration rules of the International Chamber of Commerce.

14.3 The arbitration shall take place in Buenos Aires, Argentina. The language of the arbitration shall be Spanish and will take place before a panel of three arbitrators. Each party shall name one arbitrator, and third arbitrator shall be chosen by those two.

14.4 The arbitral award shall be final and binding.

14.5 If any competent authority imbued with the capacity for such with the requisite legal and factual support, should question the provisions of this Offer, the Parties agree to reanalyze these provisions in good faith and modify them as necessary.

Section 15: Notice.

In the absence of express indication to the contrary, all notices mentioned in this Offer shall be made in writing and shall be effective as of the date of receipt by the addressee at the following residences, post office boxes or faxes:

For the Producers
Compañia General de Combustibles S.A.	Gran Tierra Energy Argentina S.A.
Cerrito 1294, Piso 8	San Martin 323, Piso 13
C101CAAZ - Buenos Aires	C1004AAG - Buenos Aires
Fax: (011) 4837-6208	Fax: (011) 4328-7337
At. Maurleio G. Russo	At. Rafael Orunesu

For ECS
Energy Consulting Services S.A.
Talcahuano 833 - Piso 5
C1013AAQ - Buenos Aires
Fax: (011) 4816-8911
At. Santiago Homero Oneto

Section 16: Confidentiality

16.1 The Parties will maintain this Offer confidential during its term and beyond for all the time that revealing the confidential information contained herein could harm the interests of Producers and/or ECS.

16.2 Notwithstanding the above, it is established that the obligation of confidentiality shall not prohibit any party from making any necessary legal disclosures to any competent Argentine or other governmental agency.

This irrevocable Offer of sale of natural gas shall be considered tacitly accepted by You if no response is received within 48 hours of receipt of this Offer.

Without anything further, attentively,

For the Compañia General de Combustibles S.A.	For Gran Tierra Energy Argentina S.A.

[blank]	[signature]

Diego Garzon Durante	Rafael Oronesu

[signature]
Mauricio G. Russo

[Letter attached at page 10]

This letter serves to inform ECS that should any tax or seal be required for the Offer to take effect, both ECS and the Producers will share in that cost. Acceptance of these additional terms are subject to the same requirements as the preceding Offer.